Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”), effective as of May 23, 2025, is made between POWELL MAX LIMITED, a company incorporated in the British Virgin Islands (the “Company”), and YA II PN Ltd, a Cayman Islands exempt limited company (together with its successors and assigns, the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to: (a) a Standby Equity Purchase Agreement, dated as of November 21, 2024 (the “SEPA”); and (b) a Registration Rights Agreement, dated as of November 21, 2024 (collectively with the SEPA, the “Terminated Documents”; capitalized terms used but not defined herein shall have the meanings given to them in the SEPA);

WHEREAS, pursuant to the SEPA, the Company issued the Investor three Convertible Promissory Notes, dated as of November 21, 2024, December 2, 2024, and December 20, 2024, each in the principal amount of $1,000,000 (the “Notes”) and have been fully repaid;

WHEREAS, the Company and the Investor desire to terminate the Terminated Documents with no further obligation or liability to either party following the date of this Agreement, except for the limited obligations expressly set forth in this Agreement;

WHEREAS, the Company has, on or prior to the execution of this Agreement, paid the Deferred Fee in cash; and

WHEREAS, this Agreement constitutes an amendment of each of the Terminated Documents, to the extent required to cause the Terminated Documents to be terminated in accordance with this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the SEPA.

2.	Effective as of the execution of this Agreement, without further action of the Company or the Investor, each of the Terminated Documents, except as set forth in this Agreement, is terminated in its entirety, is null and void and is of no further force or effect, including, without limitation, those provisions of the Terminated Documents that by their terms would otherwise survive the termination of the applicable Terminated Document, except for Article VI of the SEPA and Article 6 of the Registration Rights Agreement, which shall survive termination, and except as set forth in this Agreement, there shall be no liability or obligation on the part of the Investor, on the one hand, and the Company and its affiliates (as defined in Rule 405 of the Securities Act), on the other hand.

3.	Each party to the Terminated Documents shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Terminated Documents.

4.	Notwithstanding anything to the contrary in any of the Terminated Documents, each party agrees to waive any notice requirements (including notice periods) and condition precedent applicable to the termination of such documents; any covenants, obligations and liabilities arising as a result of their termination; and any claims, known or unknown, arising under the Terminated Documents prior to termination.

5.	Each party agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

6.	This Agreement, and any and all claims, proceedings or causes of action relating to this Agreement or arising from this Agreement or the transactions contemplated herein, including, without limitation, tort claims, statutory claims and contract claims, shall be interpreted, construed, governed and enforced under and solely in accordance with the substantive and procedural laws of the State of New York, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of New York. The Parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

7.	This Agreement supersedes all other prior oral or written agreements or understandings between the Investor, the Company, their respective Affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to the Standby Equity Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

POWELL MAX LIMITED

By:	/s/ Tsz Kin Wong
Name:	Tsz Kin Wong
Title:	Chairman and CEO

INVESTOR:

YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

	By:	/s/ Matthew Beckman
	Name:	Matthew Beckman
	Title:	Manager